The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 10, 2015
 Filed Pursuant to Rule 424(b)(7)
 Registration File No. 333-194311
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 4, 2014)
20,000,000 Ordinary Shares

NORWEGIAN CRUISE LINE HOLDINGS LTD.
This prospectus supplement relates to the ordinary shares of Norwegian Cruise Line Holdings Ltd. being sold by the Apollo Holders, Star NCLC and the TPG Viking Funds (each as defined herein, and together, the “selling shareholders”). The selling shareholders are selling an aggregate of 20,000,000 ordinary shares. The Company will not receive any proceeds from the sale of these ordinary shares by the selling shareholders.
Our ordinary shares are listed for trading on the NASDAQ Global Select Market under the symbol “NCLH.” The last reported sale price of our ordinary shares on August 6, 2015 was $60.14 per share.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling shareholders	$	$

(1)
See “Underwriting” for a description of compensation payable to the underwriter.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and the risk factors included in the information incorporated by reference in this prospectus supplement and the accompanying prospectus to read about certain factors you should consider before buying our ordinary shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the ordinary shares to purchasers on or about            , 2015.
Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998, which regulates the sale of securities in Bermuda. Further, the Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act of 1972 and regulations thereunder (together, the “ECA”). The BMA has given a general permission which will permit the issue of the ordinary shares and the free transferability of such shares under the ECA so long as voting securities of the Company are admitted to trading on the NASDAQ Global Select Market or any other appointed stock exchange.
Goldman, Sachs & Co.
The date of this prospectus supplement is             , 2015.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling shareholders and the terms on which the selling shareholders are offering and selling our ordinary shares. The second part is the accompanying prospectus which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
We are responsible for the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any related free writing prospectus that we prepare and distribute. Neither we, the underwriter, nor the selling shareholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus. Neither we, the selling shareholders, nor the underwriter is making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by us is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
S-ii

TERMS USED IN THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to (i) the “Company,” “we,” “our” and “us” refer to NCLH (as defined below) and its subsidiaries (including Prestige (as defined below), except for periods prior to the consummation of the Acquisition of Prestige (as defined below)), (ii) “NCLC” refers to NCL Corporation Ltd., (iii) “NCLH” refers to Norwegian Cruise Line Holdings Ltd., (iv) “Norwegian” refers to the Norwegian Cruise Line brand and its predecessors, (v) “Prestige” refers to Prestige Cruises International, Inc., together with its consolidated subsidiaries, (vi) “PCH” refers to Prestige Cruise Holdings, Inc., Prestige’s direct wholly owned subsidiary, which in turn is the parent of Oceania Cruises, Inc. (“Oceania”) and Seven Seas Cruises S. DE R.L. (“Regent”) (Oceania also refers to the brand Oceania Cruises and Regent also refers to the brand Regent Seven Seas Cruises), (vii) “Apollo” refers to Apollo Global Management, LLC, its subsidiaries and the affiliated funds it manages and the “Apollo Holders” refers to one or more of AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., AAA Guarantor — Co-Invest VI (B), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P., AAA Guarantor — Co-Invest VII, L.P., AIF VI Euro Holdings, L.P., AIF VII Euro Holdings, L.P., Apollo Alternative Assets, L.P., Apollo Management VI, L.P. and Apollo Management VII, L.P., (viii) “TPG Global” refers to TPG Global, LLC, “TPG” refers to TPG Global and its affiliates and the “TPG Viking Funds” refers to one or more of TPG Viking, L.P., TPG Viking AIV I, L.P., TPG Viking AIV II, L.P., and TPG Viking AIV-III, L.P. and/or certain other affiliated investment funds, each an affiliate of TPG, (ix) “Genting HK” refers to Genting Hong Kong Limited and/or its affiliates (formerly Star Cruises Limited and/or its affiliates) (Genting HK owns NCLH’s ordinary shares indirectly through Star NCLC Holdings Ltd., its wholly owned subsidiary (“Star NCLC”)), and (x) “Affiliate(s)” or “Sponsor(s)” refers to the Apollo Holders, Genting HK and/or the TPG Viking Funds. This prospectus supplement includes certain non-GAAP financial measures such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Yield, Adjusted Net Revenue, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS. Definitions of these non-GAAP financial measures are included below. For further information about our non-GAAP financial measures including detailed adjustments made in calculating our non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, we refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which appears in the information incorporated by reference in this prospectus supplement. Unless otherwise indicated in this prospectus supplement, the following terms have the meanings set forth below:
•
Acquisition of Prestige.   In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for total consideration of  $3.025 billion, including the assumption of debt. The acquisition consideration is subject to an additional cash payment of up to $50 million upon achievement of certain 2015 revenue milestones.

•
Adjusted EBITDA.   EBITDA adjusted for other income (expense) and other supplemental adjustments.

•
Adjusted EPS.   Adjusted Net Income divided by the number of diluted weighted-average shares.

•
Adjusted Net Cruise Cost Excluding Fuel.   Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

•
Adjusted Net Income.   Net income adjusted for supplemental adjustments.

•
Adjusted Net Revenue.   Net Revenue adjusted for supplemental adjustments.

•
Adjusted Net Yield.   Net Yield adjusted for supplemental adjustments.

•
Berths.   Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

•
Capacity Days.   Available Berths multiplied by the number of cruise days for the period.

•
Charter.   The hire of a ship for a specified period of time.

S-iii

•
Corporate Reorganization.   In connection with the consummation of the IPO, the Sponsors’ ordinary shares in NCLC were exchanged for the ordinary shares of NCLH, and NCLH became the owner of 100% of the ordinary shares and parent company of NCLC.

•
EBITDA.   Earnings before interest, taxes, depreciation and amortization.

•
EPS.   Earnings per share.

•
GAAP.   Generally accepted accounting principles in the U.S.

•
Gross Cruise Cost.   The sum of total cruise operating expense and marketing, general and administrative expense.

•
Gross Yield.   Total revenue per Capacity Day.

•
IPO.   The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

•
Load Factor.   The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

•
Management NCL Corporation Units.   NCLC’s previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC in connection with the Corporate Reorganization.

•
Merger Agreement.   Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

•
Net Cruise Cost.   Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

•
Net Cruise Cost Excluding Fuel.   Net Cruise Cost less fuel expense.

•
Net Revenue.   Total revenue less commissions, transportation and other expense and onboard and other expense.

•
Net Yield.   Net Revenue per Capacity Day.

•
Passenger Cruise Days.   The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

•
Secondary Equity Offering(s).   Secondary public offering(s) of NCLH’s ordinary shares in May 2015, March 2015, March 2014, December 2013 and August 2013.

•
Shareholders’ Agreement.   The amended and restated shareholders’ agreement, dated as of January 24, 2013, as amended November 19, 2014, among NCLH, Star NCLC, Genting HK, the Apollo Holders and the TPG Viking Funds.

•
Ship Contribution.   Total revenue less total cruise operating expense.

•
Upscale Segment.   The combination of the upper premium and luxury segments of the cruise industry.

S-iv

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement, the accompanying prospectus, information incorporated by reference herein or therein and any related free-writing prospectus constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend” and “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to:
•
the effects of costs incurred in connection with the Acquisition of Prestige;

•
the ability to realize, or delays in realizing, the anticipated benefits of the Acquisition of Prestige;

•
the assumption of certain potential liabilities relating to Prestige’s business;

•
the diversion of management’s attention away from operations as a result of the integration of Prestige’s business;

•
the effect that the Acquisition of Prestige may have on employee relations and on our ability to retain key personnel;

•
the adverse impact of general economic conditions and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;

•
the risks associated with operating internationally, including changes in interest rates and/or foreign currency exchange rates;

•
changes in fuel prices and/or other cruise operating costs;

•
the impact of our hedging strategies;

•
our efforts to expand our business into new markets;

•
our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt;

•
restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business;

•
the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness;

•
our ability to incur significantly more debt despite our substantial existing indebtedness;

•
the impact of volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;

•
adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events;

•
the impact of the spread of epidemics and viral outbreaks;

S-v

•
the impact of any future changes relating to how external distribution channels sell and market our cruises;

•
our reliance on third parties to provide hotel management services to certain of our ships and certain other services;

•
the impact of delays in our shipbuilding program and ship repairs, maintenance and refurbishments;

•
the impact of any future increases in the price of, or major changes or reduction in, commercial airline services;

•
the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year;

•
the effect of adverse incidents involving cruise ships and our ability to obtain adequate insurance coverage;

•
the impact of any breaches in data security or other disturbances to our information technology and other networks;

•
our ability to keep pace with developments in technology;

•
the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues;

•
the continued availability of attractive port destinations;

•
the impact of pending or threatened litigation, investigations and enforcement actions;

•
changes involving the tax and environmental regulatory regimes in which we operate;

•
the significant percentage of ordinary shares held by our Sponsors; and

•
other factors set forth under “Risk Factors.”

The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date of the document in which they appear. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based except as required by law.
S-vi

PROSPECTUS SUPPLEMENT SUMMARY
This summary includes highlights of more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read, in their entirety, this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all information incorporated by reference herein and therein, carefully, especially the “Risk Factors” section of this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2014 (our “2014 Annual Report”), our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (our “2015 Second Quarter 10-Q”) and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision. Some of the statements in this prospectus supplement, in the accompanying prospectus and in the information incorporated by reference herein and therein constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for more information.
Our Company
We are a diversified cruise operator of leading global cruise lines spanning market segments from contemporary to luxury under the Norwegian, Oceania and Regent brands. These brands operate 21 ships with approximately 40,000 Berths and offer itineraries to approximately 510 worldwide destinations. The Company’s brands will introduce six additional ships through 2019 increasing the total Berths to approximately 58,000. Norwegian is the innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of    “Freestyle Cruising,” which revolutionized the industry by giving guests more freedom and flexibility on the most contemporary ships at sea. Oceania is the market leader in the upper-premium cruise segment featuring the finest cuisine at sea, elegant accommodations, impeccable service and destination-driven itineraries. Regent is the market leader in the luxury cruise segment with all-suite accommodations, highly personalized service and the industry’s most inclusive luxury experience featuring round-trip air transportation, fine wines and spirits and unlimited shore excursions among its numerous included amenities.
Norwegian offers a wide variety of cruises ranging in length from one day to three weeks. Each of Norwegian’s 13 modern ships has been purpose-built to consistently deliver the “Freestyle Cruising” product offering, which we believe provides Norwegian with a competitive advantage by differentiating it from other cruise line offerings. By focusing on “Freestyle Cruising,” Norwegian has been able to achieve higher onboard spend levels, greater guest loyalty and the ability to attract a more diverse clientele. “Freestyle Cruising” offers flexibility and choice to our guests who prefer to dine when they want, with whomever they want and without having to dress formally.
During 2014, Norwegian’s ships docked at 126 ports worldwide, with itineraries originating from 19 ports of which 13 are in North America. In line with Norwegian’s strategy of innovation, many of these North American ports are part of the “Homeland Cruising” program in which it has homeports that are close to major population centers, such as New York, Boston and Miami. This reduces the need for vacationers to fly to distant ports to embark on a cruise and helps reduce Norwegian guests’ overall vacation cost. Norwegian offers a wide selection of exotic itineraries outside of the traditional cruising markets of the Caribbean and Mexico, including cruises in Europe (the Mediterranean and the Baltic), Bermuda, Alaska, and the industry’s only entirely inter-island itinerary in Hawaii with Norwegian’s U.S.-flagged ship, Pride of America. Norwegian’s Hawaii itinerary is unparalleled in the cruise industry, as all other ships from competing cruise lines are registered outside the United States and are required to dock at a distant foreign port when providing their guests with a Hawaii-based cruise itinerary.
Prestige is a leading operator in the Upscale Segment with two cruise brands, Oceania and Regent. These two brands operate a total of eight ships with over 6,400 Berths, accounting for approximately 41% of the capacity measured by Berths of the Upscale Segment. Most suites and staterooms in Prestige’s fleet feature a private balcony which caters to customers in the Upscale Segment. These customers are typically affluent, well-traveled retirees who are high repeat guests and book reservations far in advance. We believe Prestige’s fleet has some of the highest space-to-guest and crew-to-passenger ratios in the industry, providing our guests with luxurious accommodations and individually-tailored service levels. We believe Prestige has a highly attractive financial profile, with industry-leading Net Yields and high visibility to future bookings.

Oceania operates a fleet of five mid-size ships, providing our customers with an upscale and sophisticated experience including personalized service and elegant accommodations. Oceania offers destination-oriented cruises to approximately 450 ports around the globe, and includes two 1,250 Berth O-Class ships, which were added in 2011 and 2012 and three 684 Berth R-Class ships. Oceania is ranked as one of the world’s best cruise lines by Condé Nast Traveler, Travel + Leisure, and Cruise Critic. Oceania ships received “Best Dining,” “Best Public Rooms” and “Best Cabins” from Cruise Critic Cruisers’ Choice Awards in 2014. In November 2014, we purchased a ship from a third party to join the Oceania fleet, which will be named Sirena. After its current Charter ends in March 2016, we will extensively refurbish the ship to Oceania standards and it will be a sister ship to the R-class ships. The third party provided financing for the contract price.
Regent offers a luxury all-inclusive cruise vacation experience, including free air transportation, a pre-cruise hotel night stay, premium wines and top shelf liquors, gratuities and unlimited shore excursions. The brand operates three award-winning, all-suite ships, totaling 1,890 Berths that include imaginative itineraries to approximately 380 ports worldwide. The Regent brand focuses on providing the highest level of personal service, inviting shore excursions, world-class accommodation and top-rated cuisine. During 2015, Regent won the “Best Cruise Ship, Luxury” award, for Seven Seas Mariner, and the “Best Cruise Line, Luxury” award from the TravAlliance Travvy Awards. Regent also won the 2014 National Association of Career Travel Agents “Luxury Cruise Line” of the year. In July 2013, Regent entered into a definitive contract with Italy’s Fincantieri shipyard to build the luxury cruise ship, Seven Seas Explorer.
Corporate Information
NCLH is a Bermuda limited company formed as a holding company in 2011, with predecessors dating from 1966. Our registered offices are located at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda. Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126. Our telephone number is (305) 436-4000. Our website is located at www.nclhltdinvestor.com. The information that appears on our websites is not part of, and is not incorporated by reference into this prospectus supplement or any other report or document filed with or furnished to the SEC. Daniel S. Farkas, the Company’s Senior Vice President and General Counsel, is our agent for service of process at our principal executive offices.
Our Sponsors
Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. As of June 30, 2015, Apollo had assets under management of approximately $162 billion invested in its private equity, credit and real estate funds. Investment funds managed by Apollo also have current and past investments in other travel and leisure companies, including Caesars Entertainment, Great Wolf Resorts, Vail Resorts, AMC Entertainment, Wyndham International and other hotel properties. Apollo had held a controlling interest in Prestige since 2007, which was transferred to NCLH in connection with the Acquisition of Prestige.
TPG
TPG is a leading global private investment firm founded in 1992 with $74.8 billion of assets under management as of March 31, 2015 and with offices in San Francisco, Fort Worth, Austin, Beijing, Dallas, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, São Paulo, Shanghai, Singapore, Tokyo and Toronto. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm’s investments span a range of industries including financial services, travel and entertainment, technology, industrials, retail, consumer products, media and communications, and healthcare.

Genting HK
Genting HK was founded in 1993 and through its subsidiary, Star Cruises Asia Holding Ltd. (“Star Cruises”), operates a leading cruise line in the Asia-Pacific region. Its headquarters are located in Hong Kong and it is represented in more than 20 locations worldwide, with offices and representatives in Asia, Australia and Europe. Star Cruises currently has a fleet of six ships, which offer various cruise itineraries in the Asia-Pacific region. In addition, on May 15, 2015, Genting HK acquired Crystal Cruises, which currently has a fleet of three ships and offers various cruise itineraries around the globe covering North America, Europe, Asia, South America, Africa and Australia.

The Offering
Ordinary shares offered by the selling shareholders
20,000,000
Ordinary shares to be outstanding immediately after this offering
229,153,064
Our bye-laws provide that no one person or group of related persons, other than certain of the Apollo Holders, Genting HK and the TPG Viking Funds, may own, or be deemed to own, more than 4.9% of our ordinary shares, whether measured by vote, value or number, unless such ownership is approved by our Board of Directors.
Use of proceeds
The selling shareholders will receive all of the proceeds from the sale of the ordinary shares offered hereby. We will not receive any proceeds from this offering.
Listing
Our ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NCLH.”
Dividend policy
We have not paid any dividends since our IPO and currently do not anticipate paying any dividends. Our debt agreements, among other things, restrict our ability to pay cash dividends to our shareholders. In addition, any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. See “Dividend Policy.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us and the information incorporated herein and therein before investing in our ordinary shares.
The number of ordinary shares outstanding after this offering is based on 229,153,064 shares outstanding as of August 5, 2015 and, unless we specifically state otherwise, the information in this prospectus supplement does not take into account:
•
approximately 9.6 million ordinary shares issuable upon the exercise of outstanding options, at a weighted-average exercise price of  $45.46 per share;

•
approximately 300.0 thousand ordinary shares underlying restricted share unit awards;

•
approximately 2.6 million ordinary shares available for future grant under our long term incentive plan; and

•
approximately 1.9 million ordinary shares available for future issuance under our employee share purchase plan.

Summary Consolidated Financial and Operating Data
The summary consolidated financial and operating data presented in the tables below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes which appear in the information incorporated by reference in this prospectus supplement. In the table below, the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 and the related consolidated statement of operations and cash flow data for each of the three years in the period ended December 31, 2014 have been derived from our consolidated financial statements which appear in the information incorporated by reference in this prospectus supplement, with the exception of the consolidated balance sheet as of December 31, 2012. In addition, the consolidated balance sheet data as of June 30, 2015 and 2014 and the related consolidated statement of operations and cash flow data for the six-month periods ended June 30, 2015 and 2014 have been derived from our unaudited consolidated financial statements which appear in the information incorporated by reference in this prospectus supplement with the exception of the consolidated balance sheet as of June 30, 2014, which is not included. The unaudited consolidated financial statements were prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such financial statements contain all normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods. Interim results are not necessarily indicative of results for a full year and historical results are not necessarily indicative of results that may be expected for any future period. Certain amounts have been reclassified in prior periods to conform with current period presentation. The consolidated financial data as of and for the year ended December 31, 2014, includes the financial results of Prestige commencing on November 19, 2014, the date the Acquisition of Prestige was consummated (we refer to you to the Notes to the Consolidated Financial Statements Note 4 — “The Acquisition of Prestige” in our 2014 Annual Report and Note 3 — “The Acquisition of Prestige” in our 2015 Second Quarter 10-Q, each of which is incorporated by reference in this prospectus supplement).

(in thousands, except share and per share data)	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Statement of operations data:
Revenue
Passenger ticket(*)	$1,458,474	$977,362	$2,176,153	$1,784,439	$1,582,801
Onboard and other(*)	565,141	452,593	949,728	785,855	693,445
Total revenue	2,023,615	1,429,955	3,125,881	2,570,294	2,276,246
Cruise operating expense
Commissions, transportation and other	364,265	231,522	503,722	455,816	410,531
Onboard and other	126,530	103,391	224,000	195,526	173,916
Payroll and related	319,559	205,418	452,647	340,430	293,059
Fuel	178,955	156,872	326,231	303,439	283,678
Food	85,550	80,417	168,240	136,785	125,807
Other	205,120	139,086	271,784	225,663	191,442
Total cruise operating expense	1,279,979	916,706	1,946,624	1,657,659	1,478,433
Other operating expense
Marketing, general and administrative	261,321	166,473	403,169	301,155	251,183
Depreciation and amortization	204,583	125,099	273,147	215,593	189,537
Total other operating expense	465,904	291,572	676,316	516,748	440,720
Operating income	277,732	221,677	502,941	395,887	357,093
Non-operating income (expense)
Interest expense, net(1)	(103,435)	(63,032)	(151,754)	(282,602)	(189,930)
Other income (expense)	(33,856)	63	(10,853)	1,403	2,099
Total non-operating income (expense)	(137,291)	(62,969)	(162,607)	(281,199)	(187,831)
Net income before income taxes	140,441	158,708	340,334	114,688	169,262
Income tax benefit (expense)	(3,403)	6,263	2,267	(11,802)	(706)
Net income	137,038	164,971	342,601	102,886	168,556
Net income attributable to non-controlling interest	—	2,088	4,249	1,172	—
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$137,038	$162,883	$338,352	$101,714	$168,556
Weighted-average shares outstanding(2)
Basic	225,003,460	205,063,870	206,524,968	202,993,839	178,232,850
Diluted	229,664,210	210,742,655	212,017,784	209,239,484	179,023,683
Earnings per share
Basic	$0.61	$0.79	$1.64	$0.50	$0.95
Diluted	$0.60	$0.78	$1.62	$0.49	$0.94

(in thousands, except Adjusted EPS and Other data)	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2015	2014	2014	2013	2012
Balance sheet data: (at end of period)
Cash and cash equivalents	$172,958	$63,483	$84,824	$56,467	$45,500
Advance ticket sales	1,213,199	610,639	817,207	411,829	353,793
Total assets	11,687,387	7,314,803	11,573,077	6,650,978	5,938,427
Total debt	5,763,919	3,502,248	6,184,104	3,127,789	2,985,353
Total liabilities	7,946,932	4,600,022	8,054,264	4,019,712	3,919,643
Total shareholders’ equity	3,740,455	2,714,781	3,518,813	2,631,266	2,018,784
Cash flow data:
Net cash provided by operating activities	692,143	519,108	635,601	475,281	398,594
Net cash used in investing activities	(186,504)	(787,566)	(1,878,660)	(894,851)	(303,840)
Net cash provided by (used in) financing activities	(417,505)	275,474	1,271,416	430,537	(108,180)
Other financial measures:(3)
Ship Contribution(4)	743,636	513,249	1,179,257	912,635	797,813
Adjusted EBITDA(5)	510,664	358,672	877,852	647,195	555,634
Adjusted Net Income(6)	234,222	170,693	480,561	295,790	173,056
Adjusted EPS(6)	1.02	0.81	2.27	1.41	0.97
Adjusted Net Cruise Cost Excluding Fuel(7)	871,689	579,498	1,204,128	970,984	861,491
Capital Expenditures – Other	81,301	55,884	208,432	100,180	112,331
Capital Expenditures – Newbuild	105,203	731,682	843,542	794,671	191,509
Other data:
Passenger Cruise Days	7,716,888	6,470,051	13,634,200	11,400,906	10,332,914
Capacity Days	7,190,611	5,970,399	12,512,459	10,446,216	9,602,730
Load Factor	107.3%	108.4%	109.0%	109.1%	107.6%
Gross Yield(8)	$281.42	$239.51	$249.82	$246.05	$237.04
Net Yield(8)	$213.17	$183.41	$191.66	$183.70	$176.18
Adjusted Net Yield(8)	$217.13	$183.41	$192.47	$183.70	$176.18

(*)
Certain amounts have been reclassified between Passenger ticket and Onboard and other for the years ended December 31, 2014, 2013 and 2012.

(1)
Expenses of  $15.4 million for the year ended December 31, 2014 related to financing transactions in conjunction with the Acquisition of Prestige, while the year ended December 31, 2013 reflected $160.6 million of expenses associated with debt prepayments.

(2)
In 2013 and 2012, we retrospectively applied the exchange of ordinary shares due to the Corporate Reorganization as the effect is substantially the same as a stock split.

(3)
We use certain non-GAAP financial measures, such as Ship Contribution, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Adjusted Net Cruise Cost Excluding Fuel, Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield to enable us to analyze our performance. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of our performance. You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our use of non-GAAP financial measures may not be comparable to other companies within our industry. We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” which appears in the information incorporated by reference in this prospectus supplement.

(4)
The following table is a reconciliation of total revenue to Ship Contribution:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2015	2014	2014	2013	2012
Total revenue	$2,023,615	$1,429,955	$3,125,881	$2,570,294	$2,276,246
Less:
Total cruise operating expense	1,279,979	916,706	1,946,624	1,657,659	1,478,433
Ship Contribution	$743,636	$513,249	$1,179,257	$912,635	$797,813

(5)
We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted EBITDA was calculated as follows:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2015	2014	2014	2013	2012
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$137,038	$162,883	$338,352	$101,714	$168,556
Interest expense, net	103,435	63,032	151,754	282,602	189,930
Income tax expense (benefit)	3,403	(6,263)	(2,267)	11,802	706
Depreciation and amortization expense	204,583	125,099	273,147	215,593	189,537
EBITDA	448,459	344,751	760,986	611,711	548,729
Net income attributed to non-controlling interest	—	2,088	4,249	1,172	—
Other (income) expense	33,856	(63)	10,853	(1,403)	(2,099)
Non-GAAP adjustments:
Non-cash share-based compensation related to the IPO(a)	—	—	—	18,527	—
Non-cash deferred compensation(b)	2,482	2,609	7,693	—	—
Non-cash share-based compensation(c)	14,166	5,079	20,627	11,623	9,004
Secondary Equity Offerings’ expenses(d)	1,022	1,877	2,075	2,251	—
Severance payments and other fees(e)	13,676	—	—	—	—
Management NCL Corporation Units exchange expenses(f)	624	—	—	—	—
Acquisition of Prestige expenses(g)	11,291	—	57,513	—	—
Deferred revenue(h)	28,488	—	10,052	—	—
Contingent consideration adjustment(i)	(43,400)	—	—	—	—
Other(j)	—	2,331	3,804	3,314	—
Adjusted EBITDA	$510,664	$358,672	$877,852	$647,195	$555,634

(a)
Non-cash share-based compensation expenses related to the IPO, which are included in marketing, general and administrative expense.

(b)
Non-cash compensation expenses related to the crew pension plan, which are included in payroll and related expense.

(c)
Non-cash share-based compensation expenses related to equity grants, which are included in marketing, general and administrative expense.

(d)
Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.

(e)
Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.

(f)
Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.

(g)
Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.

(h)
Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.

(i)
Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.

(j)
Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

(6)
Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain charges and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. The charges excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

Adjusted Net Income and Adjusted EPS were calculated as follows:
(in thousands, except share and per share data):	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$137,038	$162,883	$338,352	$101,714	$168,556
Net income attributable to non-controlling interest	—	2,088	4,249	1,172	—
Net income	137,038	164,971	342,601	102,886	168,556
Non-GAAP Adjustments:
Non-cash share-based compensation related to the IPO(a)	—	—	—	18,527	4,500
Non-cash deferred compensation(b)	2,482	2,609	7,693	—	—
Non-cash share-based compensation(c)	14,339	5,079	20,627	9,408	—
Secondary Equity Offerings’ expenses(d)	1,022	1,877	2,075	2,251	—
Tax expense (benefit)(e)	—	(6,174)	5,247	(5)	—
Severance payments and other fees(f)	13,676	—	—	—	—
Management NCL Corporation Units exchange expenses(g)	624	—	—	—	—
Acquisition of Prestige expenses(h)	11,291	—	57,513	—	—
Deferred revenue(i)	28,488	—	13,004	—	—
Amortization of intangibles assets(j)	39,059	—	12,600	—	—
Contingent consideration adjustment(k)	(43,400)	—	—	—	—
Derivative expense(l)	29,603	—	—	—	—
Debt related expenses(m)	—	—	15,397	160,573	—
Other(n)	—	2,331	3,804	2,150	—
Adjusted Net Income	$234,222	$170,693	$480,561	$295,790	$173,056
Diluted weighted-average shares outstanding – Net income	229,664,210	210,742,655	212,017,784	209,239,484	179,023,683
Diluted weighted-average shares outstanding – Adjusted Net Income	229,664,210	210,742,655	212,017,784	209,239,484	179,023,683
Diluted earnings per share	$0.60	$0.78	$1.62	$0.49	$0.94
Adjusted EPS	$1.02	$0.81	$2.27	$1.41	$0.97

(a)
Non-cash share-based compensation expenses related to the IPO, which are included in marketing, general and administrative expense.

(b)
Non-cash compensation expenses related to the crew pension plan, which are included in payroll and related expense.

(c)
Non-cash share-based compensation expense related to equity grants, which are included in marketing, general and administrative expense.

(d)
Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.

(e)
Tax effects from a change in estimate of tax provision associated with a change in our corporate entity structure, which are included in income tax benefit (expense).

(f)
Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.

(g)
Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.

(h)
Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.

(i)
Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.

(j)
Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.

(k)
Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.

(l)
Losses of approximately $(10.0) million related to certain fuel swap derivative hedge contracts and the fair value adjustment of  $9.4 million for a foreign exchange collar which does not receive hedge accounting treatment, which are included in other income (expense) for the three months ended June 30, 2015. Losses of  $(19.6) million for a foreign exchange collar which does not receive hedge accounting treatment and $(10.0) million related to certain fuel swap derivative hedge contracts for the six months ended June 30, 2015.

(m)
Write-off of deferred financing fees, premiums paid and other expenses related to prepayments of debt, which are included in interest expense, net.

(n)
Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

(7)
In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands):	2015	2014	2014	2013	2012
Total cruise operating expense	$1,279,979	$916,706	$1,946,624	$1,657,659	$1,478,433
Marketing, general and administrative expense	261,321	166,473	403,169	301,155	251,183
Gross Cruise Cost	1,541,300	1,083,179	2,349,793	1,958,814	1,729,616
Less:
Commissions, transportation and other	364,265	231,522	503,722	455,816	410,531
Onboard and other expense	126,530	103,391	224,000	195,526	173,916
Net Cruise Cost	1,050,505	748,266	1,622,071	1,307,472	1,145,169
Less:
Fuel expense	178,955	156,872	326,231	303,439	283,678
Net Cruise Cost Excluding Fuel	871,550	591,394	1,295,840	1,004,033	861,491
Less: Non-GAAP Adjustments:
Non-cash share-based compensation related to the IPO(a)	—	—	—	18,527	—
Non-cash deferred compensation(b)	2,482	2,609	7,693	—	—
Non-cash share-based compensation(c)	14,166	5,079	20,627	8,898	—
Secondary Equity Offerings’ expenses(d)	1,022	1,877	2,075	2,251	—
Severance payments and other fees(e)	13,676	—	—	—	—
Management NCL Corporation Units exchange expenses(f)	624	—	—	—	—
Acquisition of Prestige expenses(g)	11,291	—	57,513	—	—
Contingent consideration adjustment(h)	(43,400)	—	—	—	—
Other(i)	—	2,331	3,804	3,373	—
Adjusted Net Cruise Cost Excluding Fuel	$871,689	$579,498	$1,204,128	$970,984	$861,491

(a)
Non-cash share-based compensation expenses related to the IPO, which are included in marketing, general and administrative expense.

(b)
Non-cash compensation expenses related to the crew pension plan, which are included in payroll and related expense.

(c)
Non-cash share-based compensation expenses related to equity grants, which are included in marketing, general and administrative expense.

(d)
Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.

(e)
Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.

(f)
Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.

(g)
Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.

(h)
Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.

(i)
Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

(8)
We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. Adjusted Net Revenue and Adjusted Net Yield, which excludes certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. The charges excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue and Adjusted Net Yield may not be indicative of future adjustments or results.

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows:
(in thousands, except Capacity Days and Yield data):	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Passenger ticket revenue	$1,458,474	$977,362	$2,176,153	$1,784,439	$1,582,801
Onboard and other revenue	565,141	452,593	949,728	785,855	693,445
Total revenue	2,023,615	1,429,955	3,125,881	2,570,294	2,276,246
Less:
Commissions, transportation and other expense	364,265	231,522	503,722	455,816	410,531
Onboard and other expense	126,530	103,391	224,000	195,526	173,916
Net Revenue	1,532,820	1,095,042	2,398,159	1,918,952	1,691,799
Non-GAAP Adjustment:
Deferred revenue(a)	28,488	—	10,052	—	—
Adjusted Net Revenue	$1,561,308	$1,095,042	$2,408,211	$1,918,952	$1,691,799
Capacity Days	7,190,611	5,970,399	12,512,459	10,446,216	9,602,730
Gross Yield	$281.42	$239.51	$249.82	$246.05	$237.04
Net Yield	$213.17	$183.41	$191.66	$183.70	$176.18
Adjusted Net Yield	$217.13	$183.41	$192.47	$183.70	$176.18

(a)
Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors in our 2014 Annual Report and our 2015 Second Quarter 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement, before deciding whether to invest in our ordinary shares. The risk factors described in our 2014 Annual Report and our 2015 Second Quarter 10-Q could materially and adversely affect our business, financial condition or results of operations. However, the risk factors in our 2014 Annual Report and our 2015 Second Quarter 10-Q are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our ordinary shares could decline and you may lose all or part of your original investment.
Risk factors related to the offering and to our ordinary shares
The price of our shares may fluctuate substantially, and your investment may decline in value.
The market price for our ordinary shares could be volatile and subject to wide fluctuations in response to factors, many of which are beyond our control, including the following:
•
announcements of new itineraries or services or the introduction of new ships by us or our competitors;

•
changes in financial estimates by securities analysts;

•
conditions in the cruise industry;

•
price and volume fluctuations in the stock markets generally;

•
announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•
sales of large blocks of our ordinary shares, or the expectation that such sales may occur, including sales by our directors, officers and our Sponsors;

•
our involvement in significant acquisitions, strategic alliances or joint ventures;

•
changes in government and environmental regulation;

•
changes in accounting standards, policies, guidance, interpretations or principles;

•
additions or departures of key personnel;

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events;

•
potential litigation; and

•
those described in this “Risk Factors” section and the risk factors in our 2014 Annual Report and our 2015 Second Quarter 10-Q.

The securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. In addition, the market for travel and leisure-related companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These market fluctuations may materially and adversely affect the market price of our shares. We cannot assure you that trading prices and valuations will be sustained. These broad market and industry factors may materially and adversely affect the market price of our ordinary shares, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions in the countries where we operate, such as recession or currency exchange rate fluctuations, may also adversely affect the market price of our ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, that company is often subject to securities class-action litigation. This kind of litigation, regardless of the outcome, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.
Although we are no longer a “controlled company” within the meaning of the rules of NASDAQ since the completion of the May 2015 Secondary Equity Offering, during a one-year transition period, we may continue to rely on exemptions from certain corporate governance requirements that provide protection to shareholders of companies that are subject to those corporate governance requirements.
Prior to the May 2015 Secondary Equity Offering, the Sponsors controlled a majority of our voting ordinary shares and, as a result, we were a “controlled company” under NASDAQ rules and elected not to comply with certain NASDAQ corporate governance requirements. Following the May 2015 Secondary Equity Offering, the Sponsors no longer control more than 50% of our voting ordinary shares and, consequently, we are no longer considered a “controlled company.” As a result, we are subject to additional governance requirements under NASDAQ rules, including the requirements to have:
•
a majority of independent directors on our Board of Directors;

•
a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

The NASDAQ rules provide for phase-in periods for these requirements, but we must be fully compliant with the requirements within one year of the date on which we ceased to be a “controlled company.” Currently, we do not have a majority of independent directors on our Board of Directors and only two of the three members of our nominating and governance committee and our compensation committee are independent. During this transition period, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements. In addition, we may not be able to attract and retain the number of independent directors needed to comply with NASDAQ rules during the transition period.
The Sponsors, who hold a significant percentage of our ordinary shares, and will continue to hold a significant percentage of our ordinary shares upon the completion of this offering, may have interests that are not aligned with ours or those of our other security holders.
Upon completion of this offering, approximately 32.8% of our voting ordinary shares will continue to be held by the Apollo Holders, Genting HK and the TPG Viking Funds, and their respective affiliates. The Shareholders’ Agreement governing the relationship among those parties gives the Apollo Holders significant influence or effective control over our affairs and policies, subject to certain limitations. The Apollo Holders and Genting HK also control, until such time as they fall below certain ownership thresholds, the election of our Board of Directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other material transactions. The directors appointed by the Apollo Holders have, or will have, the authority, on our behalf and subject to the terms of our debt agreements and the Shareholders’ Agreement, to issue additional ordinary shares, implement share repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The interests of the Apollo Holders, Genting HK and other funds affiliated with Apollo and the TPG Viking Funds could conflict with our interests and the interests of our other security holders in material respects. We refer you to our filings with the SEC for more details on our relationship with the selling shareholders and the Shareholders’ Agreement, including our Form 8-K filed with the SEC on April 10, 2015 relating to a waiver by Genting HK and Star NCLC.
There are regulatory limitations on the ownership and transfer of our ordinary shares.
The BMA must approve all issuances and transfers of securities of a Bermuda exempted company like us. However, for as long as our ordinary shares are listed on an appointed stock exchange, the BMA has given general permission that permits the issue and free transferability of our listed ordinary shares to and among persons who are residents and non-residents of Bermuda for exchange control purposes.

Additionally, our bye-laws contain provisions that prevent third parties, other than certain of the Apollo Holders, Genting HK and the TPG Viking Funds from acquiring beneficial ownership of more than 4.9% of our outstanding ordinary shares without the consent of our Board of Directors and provide for the lapse of rights, and sale, of any ordinary shares acquired in excess of that limit.
As a shareholder of our Company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.
We are a Bermuda exempted company. The Companies Act 1981 of Bermuda (the “Companies Act”), which applies to our Company, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in you having greater difficulties in protecting your interests as a shareholder of our Company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our Company, what approvals are required for business combinations by our Company with a large shareholder or a wholly owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.
The substantial number of ordinary shares that will be eligible for sale in the near future may cause the market price of our ordinary shares to decline.
We cannot predict the effect, if any, that market sales of our ordinary shares or the availability of ordinary shares for sale will have on the market price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that those sales will occur, could cause the market price of our ordinary shares to decline or make future offerings of our equity securities more difficult.
There were 229,153,064 ordinary shares of NCLH issued and outstanding as of August 5, 2015. The ordinary shares (i) issued in connection with our IPO and sold in the Secondary Equity Offerings, (ii) to be sold in this offering by the selling shareholders, (iii) issued or to be issued under our long-term incentive plan, (iv) issued under our employee share purchase program, (v) issued in connection with the Acquisition of Prestige or (vi) issued in exchange for Management NCL Corporation Units are or will be freely transferable, except for any ordinary shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following this offering, ordinary shares that continue to be held by our Sponsors and key employees may also be sold in the public market in the future subject to applicable lock-up agreements as well as the restrictions contained in Rule 144 under the Securities Act. If our Sponsors sell a substantial amount of our ordinary shares after the expiration of the applicable lock-up period, the prevailing market price for our ordinary shares could be adversely affected. If our Sponsors continue to sell, it is possible that one or more Sponsors may no longer own any of our ordinary shares. The uncertainty regarding the future ownership of the Company by the Sponsors could materially adversely impact our operations and the market price of our ordinary shares.
In connection with the Acquisition of Prestige, we issued approximately 20 million ordinary shares as non-cash consideration for the acquisition. Such shares have or may become freely transferable, except for any ordinary shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which may be sold in a transaction registered under or exempt from the Securities Act or pursuant to another exemption thereunder. We may further issue our ordinary shares or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of ordinary shares, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those ordinary shares or other securities in connection with any such acquisitions and investments.
As of August 5, 2015, we have approximately 9.6 million options outstanding to acquire our ordinary shares and approximately 300.0 thousand ordinary shares underlying restricted share unit awards under our long-term incentive plan. We filed a registration statement on Form S-8 under the Securities Act covering the 15,035,106 ordinary shares reserved for issuance under our long-term incentive plan (including the ordinary shares subject to the option grants and restricted share unit awards described above). Accordingly, ordinary shares registered under such registration statement will be available for sale in the open market upon exercise or other acquisition by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and any applicable contractual lock-up provisions.
We do not have current plans to pay dividends on our ordinary shares.
We do not currently intend to pay dividends to our shareholders and our Board of Directors may never declare a dividend. You should not anticipate receiving dividends with respect to ordinary shares that you purchase in the offering. Our existing debt agreements restrict, and any of our future debt arrangements may restrict, among other things, the ability of our subsidiaries, including NCLC, to pay distributions to NCLH and our ability to pay cash dividends to our shareholders. In addition, any determination to pay dividends in the future will be entirely at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. We are not legally or contractually required to pay dividends. Accordingly, if you purchase ordinary shares in this offering, it is likely that in order to realize a gain on your investment, the price of our ordinary shares will have to appreciate. This may not occur. In addition, we are a holding company and would depend upon our subsidiaries for their ability to pay distributions to us to finance any dividend or pay any other obligations of NCLH. Investors seeking dividends should not purchase our ordinary shares. See “Dividend Policy.”
Enforcement of civil liabilities against us by our shareholders and others may be difficult.
We are a company incorporated under the laws of Bermuda. In addition, certain of our subsidiaries are organized outside the United States. Certain of our directors named herein are resident outside the United States. A substantial portion of our assets and the assets of such individuals are located outside the United States. As a result, it may not be possible for investors to effect service of process upon us or upon such persons within the United States or to enforce against us or them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws. Furthermore, we have been advised by counsel in Bermuda that the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, section 281 of the Companies Act allows a Bermuda court, in certain circumstances, to relieve officers and directors of Bermuda companies of liability for acts of negligence, breach of duty or trust or other defaults.
Provisions in our constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests.
Our bye-laws contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that our shareholders consider to be in their best interests. As a result, these provisions may prevent our shareholders from receiving a premium to the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts in the future. These provisions include (subject to the Shareholders’ Agreement):
•
the ability of our Board of Directors to designate one or more series of preference shares and issue preference shares without shareholder approval;

•
a classified Board of Directors;

•
the sole power of a majority of our Board of Directors to fix the number of directors;

•
the power of our Board of Directors to fill any vacancy on our Board of Directors in most circumstances, including when such vacancy occurs as a result of an increase in the number of directors or otherwise; and

•
advance notice requirements for nominating directors or introducing other business to be conducted at shareholder meetings.

Additionally, our bye-laws contain provisions that prevent third parties, other than certain of the Apollo Holders, Genting HK and the TPG Viking Funds from acquiring beneficial ownership of more than 4.9% of our outstanding ordinary shares without the consent of our Board of Directors and provide for the lapse of rights, and sale, of any ordinary shares acquired in excess of that limit. The effect of these provisions as well as the significant ownership of ordinary shares by our Sponsors, may preclude third parties from seeking to acquire a controlling interest in us in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares.
Any issuance of preference shares could make it difficult for another company to acquire us or could otherwise adversely affect holders of our ordinary shares, which could depress the price of our ordinary shares.
Our Board of Directors has the authority to issue preference shares and to determine the preferences, limitations and relative rights of shares of preference shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders, subject to the Shareholders’ Agreement. Our preference shares could be issued with voting, liquidation, dividend and other rights superior to the rights of our ordinary shares. The potential issuance of preference shares may delay or prevent a change in control of us, discouraging bids for our ordinary shares at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our ordinary shares.

USE OF PROCEEDS
The selling shareholders will receive all of the proceeds from the sale of the ordinary shares offered hereby. We will not receive any proceeds from this offering.

MARKET PRICE FOR OUR ORDINARY SHARES
Our ordinary shares have been listed on NASDAQ under the symbol “NCLH” since January 18, 2013, in connection with our IPO. Prior to that time, there was no public market for our ordinary shares. The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by NASDAQ:
2013	High	Low
First fiscal quarter of 2013 (from January 18, 2013)	$31.91	$19.00
Second fiscal quarter of 2013	$32.93	$28.00
Third fiscal quarter of 2013	$33.67	$28.28
Fourth fiscal quarter of 2013	$35.97	$28.57
2014	High	Low
First fiscal quarter of 2014	$37.30	$31.61
Second fiscal quarter of 2014	$34.18	$29.08
Third fiscal quarter of 2014	$38.05	$31.38
Fourth fiscal quarter of 2014	$48.16	$30.44
2015	High	Low
First fiscal quarter of 2015	$55.35	$42.55
Second fiscal quarter of 2015	$57.55	$48.03
Third fiscal quarter of 2015 (through August 6, 2015)	$63.22	$54.48
On August 6, 2015, the last reported sale price on NASDAQ of our ordinary shares was $60.14 per share. As of August 5, 2015 we had approximately 317 holders of record of our ordinary shares. A substantially greater number of shareholders are beneficial holders of our ordinary shares in “street name” through banks, brokers and other financial institutions that are record holders.

DIVIDEND POLICY
We have not paid any dividends since our IPO and do not intend to pay any dividends after the completion of this offering. We intend to retain all available funds and any future earnings to fund the continued development and growth of our business. Our debt agreements restrict, among other things, our ability to pay cash dividends to our shareholders. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our Board of Directors. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant.

SELLING SHAREHOLDERS
The table below sets forth information regarding beneficial ownership of our ordinary shares by the selling shareholders as of August 5, 2015 (i) immediately prior to this offering and (ii) as adjusted to give effect to this offering. In the table below, the percentage of shares is based on 229,153,064 ordinary shares outstanding as of August 5, 2015. Following the completion of this offering, the Apollo Holders, Genting HK and the TPG Viking Funds, or their respective affiliates, will together hold approximately 32.8% of our outstanding shares.
Pursuant to the Shareholders’ Agreement, Genting HK, subject to certain consent rights, granted to the Apollo Holders the right to vote our ordinary shares held by affiliates of Genting HK, and the TPG Viking Funds granted the Apollo Holders the right to vote our ordinary shares that are held by the affiliates of the TPG Viking Funds in connection with certain transactions that require the vote of our shareholders. We refer you to our filings with the SEC for more details on our relationship with the selling shareholders and the Shareholders’ Agreement, including our Form 8-K filed with the SEC on April 10, 2015 relating to a waiver by Genting HK and Star NCLC.
To allow disposal of our ordinary shares held by Star NCLC under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HK Listing Rules”), Genting HK received a specific mandate (the “Disposal Mandate”) from its shareholders in June 2015, authorizing the board of directors of Genting HK to effect disposal(s), from time to time for a period of 12 months from the date when the Disposal Mandate was approved, of up to all of our ordinary shares held by Star NCLC. Subject to certain adjustments, any disposal(s) pursuant to the Disposal Mandate shall not be made at less than $19.00 per share and if our ordinary shares are sold through a public offering, the selling price shall not be more than a 20% discount to the average closing price of our ordinary shares in the five trading days immediately prior to the date of the relevant underwriting agreement. There is no assurance that Star NCLC will proceed with any further disposals of our ordinary shares pursuant to the Disposal Mandate.
The amounts and percentages of our ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities (including as further described in the footnotes to the following table). Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he, she or it has no economic interest. Except as otherwise indicated in the footnotes below and except as provided in the Shareholders’ Agreement, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ordinary shares.
Each selling shareholder who is also an affiliate of a broker-dealer as noted below has represented that: (i) the selling shareholder acquired the ordinary shares in the ordinary course of business; and (ii) at the time of acquisition of the ordinary shares being registered for resale, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute such ordinary shares. The selling shareholders may be deemed to be underwriters within the meaning of the Securities Act with respect to the ordinary shares they are offering.

	Ordinary Shares Beneficially Owned Prior to this Offering		Number of Ordinary Shares Offered Hereby	Ordinary Shares Beneficially Owned After this Offering
Name and Address(1)	Number	Percent		Number	Percent
Apollo Holders(2)	47,159,020	20.6%	8,000,000	39,159,020	17.1%
Star NCLC(3)	40,569,334	17.7%	10,000,000	30,569,334	13.3%
TPG Viking Funds(4)	7,329,834	3.2%	2,000,000	5,329,834	2.3%

(1)
This table is based on information supplied to us by the selling shareholders or included in their respective Schedules 13D and 13G filed with the SEC.

(2)
Prior to this offering, the Apollo Holders (AAA Guarantor — Co-Invest VI (B), L.P., AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P., AAA Guarantor — Co-Invest VII, L.P., AIF VI Euro Holdings, L.P., AIF VII Euro Holdings, L.P., Apollo Alternative Assets, L.P., Apollo Management VI, L.P. and Apollo Management VII, L.P.) hold of record an aggregate of 47,159,020 ordinary shares of NCLH. The number of ordinary shares reported as beneficially owned does not include 2,115,790 ordinary shares that are being held in escrow in the name of the escrow agent to satisfy indemnification obligations arising under the Merger Agreement and are subject to forfeiture until August 19, 2015. Under the terms of the Shareholders’ Agreement, the Apollo Holders also have the right to vote the ordinary shares of NCLH held by affiliates of Genting HK (including Star NCLC), and the ordinary shares of NCLH held by the TPG Viking Funds, in connection with certain transactions that require the vote of our shareholders, and to consent to certain transfers of such shares. The Apollo Holders also have the right under the Shareholders’ Agreement to, under certain circumstances, require each of Star NCLC Holdings Ltd., TPG Viking, L.P., TPG Viking AIV I, L.P., TPG Viking AIV II, L.P. and TPG Viking AIV-III, L.P. to sell the ordinary shares of NCLH held by such entity to a third party purchaser. The Apollo affiliate that serves as the general partner or managing general partner of each of Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI. L.P., Apollo Overseas Partners VI, L.P. and Apollo Overseas Partners (Germany) VI. L.P. is an affiliate of Apollo Principal Holdings I, L.P. Apollo Principal Holdings I GP, LLC is the general partner of Apollo Principal Holdings I, L.P. The Apollo affiliate that serves as the general partner of AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P. and AIF VI Euro Holdings, L.P., and the Apollo affiliate that serves as the general partner of AIF VII Euro Holdings, L.P., are each an affiliate of Apollo Principal Holdings III, L.P. Apollo Principal Holdings III GP, Ltd. is the general partner of Apollo Principal Holdings III, L.P. Apollo Alternative Assets, L.P., which is an affiliate of Apollo Management Holdings, L.P., provides management services to AAA Guarantor — Co-Invest VI (B), L.P., AAA Guarantor — Co-Invest VII, L.P., and to the Apollo affiliate that serves as the general partner of AAA Guarantor — Co-Invest VI (B), L.P. and AAA Guarantor — Co-Invest VII, L.P. Apollo Management VI, L.P. and Apollo Management VII, L.P., which serve as the managers of AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. and AIF AIF VI Euro Holdings, L.P., and AIF VII Euro Holdings, L.P., respectively, are also each affiliates of Apollo Management Holdings, L.P. Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P. Leon Black, Joshua Harris and Marc Rowan are the managers of Apollo Principal Holdings I GP, LLC, the managers, as well as executive officers, of Apollo Management Holdings GP, LLC, and the directors of Apollo Principal Holdings III GP, Ltd. and as such may be deemed to have voting and dispositive control over our ordinary shares that are held by the Apollo Holders. The address for each of Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Alternative Assets, L.P., Apollo Principal Holdings I, L.P. and Apollo Principal Holdings I GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for each of Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P., AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III),

L.P., AIF VI NCL (AIV IV), L.P., AIF VI Euro Holdings, L.P., AIF VII Euro Holdings, L.P., Apollo Principal Holdings III, L.P. and Apollo Principal Holdings III GP, Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address for AAA Guarantor — Co-Invest VII, L.P. is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands. The address for AAA Guarantor — Co-Invest VI (B), L.P. is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960. The address for Apollo Management VI, L.P., Apollo Management VII, L.P., Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC, and for Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The Apollo Holders are affiliates of a broker-dealer and affiliates of the Apollo Holders indirectly own interests in other broker-dealers.
(3)
Star NCLC, a Bermuda company, is a wholly owned subsidiary of Genting HK. Genting HK owns NCLH’s ordinary shares indirectly through Star NCLC. The address of each of Genting HK and Star NCLC is c/o Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR. As of August 5, 2015, the principal shareholders of Genting HK are:

Percentage Ownership in Genting HK
Golden Hope Limited (“GHL”)(a)	53.67%
Genting Malaysia Berhad (“GENM”)(b)	16.87%

(a)
GHL is a company incorporated in the Isle of Man acting as trustee of the Golden Hope Unit Trust, a private unit trust which is held directly and indirectly by First Names Trust Company (Isle of Man) Limited, as trustee of a discretionary trust, the beneficiaries of which are Tan Sri Lim Kok Thay and certain members of his family (the “Lim Family”).

(b)
GENM is a Malaysian company listed on the Main Market of Bursa Malaysia Securities Berhad in which Parkview Management Sdn Bhd as trustee of a discretionary trust, the beneficiaries of which are the Lim Family, has a substantial indirect beneficial interest.

As a result, an aggregate of 70.54% of Genting HK’s outstanding shares is owned by GENM and GHL as trustee of the Golden Hope Unit Trust, directly or indirectly, as of August 5, 2015. Star NCLC is an affiliate of a broker-dealer in Hong Kong.
(4)
Prior to this offering, TPG Viking, L.P., a Delaware limited partnership (“Viking L.P.”), TPG Viking AIV I, L.P., a Cayman Islands exempted limited partnership (“Viking AIV I”), TPG Viking AIV II, L.P., a Cayman Islands exempted limited partnership (“Viking AIV II”), and TPG Viking AIV-III, L.P., a Delaware limited partnership (“Viking AIV III”) hold an aggregate of 7,329,834 ordinary shares of NCLH. The general partner of Viking L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“Group Holdings”), whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). The general partner of each of Viking AIV I, Viking AIV II and Viking AIV III is TPG Viking AIV GenPar, L.P., a Cayman Islands exempted limited partnership, whose general partner is TPG Viking AIV GenPar Advisors, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands exempted company, whose sole shareholder is Group Holdings. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the ordinary shares held by the TPG Viking Funds (the “TPG Shares”). Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of the TPG Viking Funds, Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The TPG Viking Funds are affiliates of a broker-dealer, and affiliates of the TPG Viking Funds indirectly own interests in other broker-dealers.

UNDERWRITING
NCLH, each selling shareholder, severally and not jointly, and Goldman, Sachs & Co., the underwriter, have entered into an underwriting agreement with respect to the ordinary shares being offered hereby. Subject to certain conditions, the underwriter has agreed to purchase all of the 20,000,000 ordinary shares offered by the selling shareholders at a price of  $     per share, which will result in $           of aggregate proceeds to the selling shareholders.
The underwriting agreement provides that the underwriter’s obligation to purchase ordinary shares is subject to the satisfaction of customary conditions contained therein. The underwriter is committed to take and pay for all of the ordinary shares being offered by the selling shareholders, if any are taken.
Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholders:
Per Share	$
Total	$

Expenses
The expenses of the offering that are payable by us are estimated to be approximately $     million. We have agreed with the underwriter to pay actual accountable legal fees and filing fees and other reasonable disbursements of counsel to the underwriter relating to the review and qualification of this offering, if any, by the Financial Industry Regulatory Authority, Inc. in an aggregate amount not to exceed $15,000.
Lock-Up Agreements
We, the Apollo Holders, Star NCLC and the TPG Viking Funds, have agreed that, subject to certain exceptions, without the prior written consent of the underwriter, we and they will not directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any ordinary shares or any other securities of the Company that are substantially similar to ordinary shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or any other securities of the Company that are substantially similar to ordinary shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), for a period of 45 days after the date of this prospectus supplement. The exceptions to the lock-up agreements include (i) if it is publicly announced that NCLH will become included as part of the S&P 500 index, an exception for transfers directly related to such S&P 500 index inclusion and (ii) an exception that permits Genting HK to publish and dispatch, subject to certain conditions, (a) a circular, a notice of general meeting and a proxy form (including any related supplemental documents) in relation to a specific mandate that Genting HK may seek from its shareholders to authorize its board of directors to effect future disposals of the Ordinary Shares (the “Shareholder Consent”) pursuant to the HK Listing Rules; and (b) any announcement for the purpose of obtaining the Shareholder Consent.
The underwriter may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release ordinary shares and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

Indemnification
We and the selling shareholders have, severally and not jointly, agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.
Stabilization and Short Positions
In connection with this offering, the underwriter may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ordinary shares than it is required to purchase in this offering. The underwriter must close out any short position by purchasing ordinary shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
Neither we, any selling shareholder, nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we, any selling shareholder, nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus supplement and the accompanying prospectus may be made available in electric format on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online.
Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement, accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.
Listing
Our ordinary shares are listed on NASDAQ under the symbol “NCLH.”
Stamp Taxes
Purchasers of the ordinary shares offered in this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.
Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of NCLH.
The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)
by the underwriter to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement by us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
Australia
This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.
This prospectus supplement does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.
Hong Kong
The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Japan
Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the

“SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where our securities are subscribed or purchased under Section 275 by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law; or

(4)
as specified in Section 276(7) of the SFA.

Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the ordinary shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ordinary shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ordinary shares with a view to distribution.
Greece
The securities have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. The securities may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.
Dubai International Finance Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to Professional Clients who are not natural persons. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS
Cox Hallett Wilkinson Limited will pass upon the validity of the sale of the ordinary shares offered hereby for us. O’Melveny & Myers LLP, New York, New York will pass upon certain matters relating to U.S. federal income tax considerations for us. Cahill Gordon & Reindel llp and Appleby (Bermuda) Limited will pass upon certain legal matters in connection with this offering for the underwriter.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Prestige Cruises International, Inc. that the registrant acquired, as of December 31, 2014), of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Prestige Cruises International, Inc. included in Exhibit 99.1 of Norwegian Cruise Line Holdings Ltd.’s Current Report on Form 8-K, dated November 20, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (http://www.nclhltdinvestor.com). The information on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.
We have filed with the SEC a registration statement on Form S-3 with respect to the ordinary shares offered hereby. This prospectus supplement and accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus supplement and accompanying prospectus summarize provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

•
portions of the Definitive Proxy Statement for the 2015 Annual General Meeting of Shareholders, dated and filed on April 16, 2015, solely to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•
our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015 and for the quarterly period ended June 30, 2015, filed on August 7, 2015;

•
our Current Reports on Form 8-K, filed on November 20, 2014, January 9, 2015, March 3, 2015, March 4, 2015, March 5, 2015, March 9, 2015, March 20, 2015, March 30, 2015, April 10, 2015, May 19, 2015, May 21, 2015, May 26, 2015 and August 6, 2015; and

•
the description of our ordinary shares set forth in its Registration Statement on Form 8-A, filed on January 15, 2013.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the date all of the ordinary shares offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of a Current Report on Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.
We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Investor Relations
(305) 436-4000

PROSPECTUS

NORWEGIAN CRUISE LINE HOLDINGS LTD.

ORDINARY SHARES
This prospectus relates solely to sales of our ordinary shares by us or by certain selling shareholders. We, or any selling shareholders, who will be named in a prospectus supplement, may offer and sell our ordinary shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of ordinary shares to be offered by any selling shareholders. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of ordinary shares by any selling shareholders.
This prospectus describes some of the general terms that may apply to the offering of our ordinary shares. Each time any ordinary shares are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of ordinary shares to be sold, and the identities of any selling shareholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.
This prospectus may not be used to offer and sell our ordinary shares unless accompanied by a prospectus supplement.
Our ordinary shares may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at a negotiated price. The ordinary shares offered by this prospectus and the accompanying prospectus supplement may be offered by us or any selling shareholders, independently or together in any combination, directly to purchasers or to or through underwriters, brokers or dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, brokers or dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
Our ordinary shares are listed for trading on the NASDAQ Global Select Market under the symbol “NCLH.” The last reported sale price of our ordinary shares on March 3, 2014 was $33.68 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus, as well as those contained in any prospectus supplement and the documents incorporated by reference herein and therein, before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998, which regulates the sale of securities in Bermuda. Further, the Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act of 1972 and regulations thereunder (together, the “ECA”). The BMA has given a general permission which will permit the issue of the ordinary shares and the free transferability of such shares under the ECA so long as voting securities of the Company are admitted to trading on the NASDAQ Global Select Market or any other appointed stock exchange.

The date of this prospectus is March 4, 2014.

-i-

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, references in this prospectus to (i) the “Company,” “we,” “our,” “us” and “NCLH” refer to Norwegian Cruise Line Holdings Ltd. and/or its subsidiaries, (ii) “NCLC” refers to NCL Corporation Ltd. and/or its subsidiaries, (iii) “Apollo” refers to Apollo Global Management, LLC and its subsidiaries and the “Apollo Funds” refers to one or more of AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., AAA Guarantor — Co-Invest VI (B), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P., (iv) “TPG Global” refers to TPG Global, LLC, “TPG” refers to TPG Global and its affiliates and the “TPG Viking Funds” refers to one or more of TPG Viking, L.P., TPG Viking AIV I, L.P., TPG Viking AIV II, L.P., and TPG Viking AIV III, L.P. and/or certain other affiliated investment funds, each an affiliate of TPG, (v) “Genting HK” refers to Genting Hong Kong Limited and/or its affiliates (formerly Star Cruises Limited and/or its affiliates), and (vi) “Sponsor(s)” refers to Genting HK, the Apollo Funds and/or the TPG Viking Funds.
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, we and any selling shareholders to be named in one or more prospectus supplements may offer and sell, from time to time, our ordinary shares. We will also be required to provide a prospectus supplement containing specific information about the terms on which our ordinary shares are being offered and sold and any selling shareholders. We may also add, update or change, in a prospectus supplement, information contained in this prospectus.
We are responsible for the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described herein and therein and any free writing prospectus that we prepare and distribute. Neither we nor any selling shareholders have authorized anyone to provide you with information or to make any representations about our ordinary shares or any offers by us or our selling shareholders other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any related free writing prospectus prepared by us.
Neither we nor any selling shareholders are making any offer to sell, or any offers to buy, our ordinary shares in jurisdictions where offers and sales are not permitted.
This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.
If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You should not assume that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us, including any information incorporated by reference, is accurate as of any date other than the date of the applicable document. Our business, financial conditions, results of operations and prospects may have changed since that date.
THIS PROSPECTUS MAY NOT BE USED TO SELL ANY OF OUR ORDINARY SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.investor.ncl.com). The information on or accessible through our website is not incorporated by reference into this prospectus.
We have filed with the SEC a registration statement on Form S-3 with respect to the ordinary shares offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
NCLH’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 21, 2014 (the “2013 Annual Report”);

•
the information in Part III, Items 10, 11, 12, 13 and 14 of NCLH’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 20, 2013;

•
NCLH’s Current Reports on Form 8-K, filed on February 25, 2013, June 7, 2013 and January 17, 2014; and

•
the description of NCLH’s ordinary shares set forth in its Registration Statement on Form 8-A, filed on January 15, 2013.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the ordinary shares offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of a Current Report on Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Investor Relations
(305) 436-4000

MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and any accompanying prospectus supplement, and any document incorporated by reference into this prospectus and any accompanying prospectus supplement, may include market share and industry data and forecasts that we obtained from industry publications, third-party surveys and internal company surveys. Although we believe that the industry publications and third-party sources are reliable, we have not independently verified any of the data from industry publications or third-party sources. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus and any accompanying prospectus supplement, and any document incorporated by reference into this prospectus and any accompanying prospectus supplement, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference into this prospectus and any accompanying prospectus supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus constitute forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 within the meaning of the U.S. federal securities laws. All statements other than statements of historical facts in this prospectus, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend” and “future” and for similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to:
•
the adverse impact of general economic conditions and related factors such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;

•
changes in cruise capacity, as well as capacity changes in the overall vacation industry;

•
intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect our ability to compete effectively;

•
negative publicity surrounding the cruise industry;

•
changes in fuel prices and/or other cruise operating costs;

•
the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates;

•
the continued borrowing availability under our credit facilities and compliance with our financial covenants;

•
our substantial indebtedness, including the inability to generate the necessary amount of cash to service our existing debt, and to repay our credit facilities;

•
our ability to incur significantly more debt despite our substantial existing indebtedness;

•
the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;

•
adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events;

•
the impact of any future changes relating to how external distribution channels sell and market our cruises;

•
the impact of any future increases in the price of, or major changes or reduction in, commercial airline services;

•
the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships;

•
the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations;

•
the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards;

•
the impact of the spread of epidemics and viral outbreaks;

•
the uncertain political environment in countries where we operate;

•
the impact of weather and natural disasters;

•
accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises;

•
the impact of pending or threatened litigation and investigations;

•
our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations;

•
the impact of any breaches in data security or other disturbances to our information technology and other networks;

•
the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues;

•
the continued availability of attractive port destinations;

•
our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work;

•
changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate;

•
increases in our future fuel expenses related to implementing International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas;

•
the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and

•
other factors set forth under “Risk Factors.”

The above examples are not exhaustive and new risks emerge from time to time. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date of this prospectus. All forward-looking statements included in documents incorporated by reference into this prospectus apply only as of the date of such documents. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based.

THE COMPANY
We are a leading global cruise line operator, offering cruise experiences for travelers with a wide variety of itineraries in North America (including Alaska and Hawaii), the Mediterranean, the Baltic, Central America, Bermuda and the Caribbean. We strive to offer an innovative and differentiated cruise vacation with the goal of providing our guests the highest levels of overall satisfaction on their cruise experience. In turn, we aim to generate the highest guest loyalty and greatest numbers of repeat guests. We created a distinctive style of cruising called “Freestyle Cruising” onboard all of our ships, which we believe provides our guests with the freedom and flexibility associated with a resort style atmosphere and experience as well as more dining options than a traditional cruise. We established the very first private island developed by a cruise line in the Bahamas with a diverse offering of activities for guests. We are also the only cruise line operator to offer an entirely inter-island itinerary in Hawaii.
Corporate Information
NCLH is a Bermuda limited company formed as a holding company in 2011, with subsidiary predecessors dating from 1966. Our registered offices are located at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda. Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126. Our telephone number is (305) 436-4000. Our website is located at www.investor.ncl.com. The information that appears on our websites is not part of, and is not incorporated by reference into this prospectus or any other report or document filed with or furnished to the SEC. Daniel S. Farkas, the Company’s Senior Vice President and General Counsel, is our agent for service of process at our principal executive offices.

RISK FACTORS
You should carefully consider each of the risk factors described in the 2013 Annual Report, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference herein and therein and as may be amended, supplemented or superseded from time to time by our filings with the SEC, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

USE OF PROCEEDS
Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of ordinary shares by us for general corporate purposes, which may include, among other things, the repayment or refinancing of indebtedness, capital expenditures and working capital requirements.
We will not receive any of the proceeds of any sale of ordinary shares by any selling shareholders under any prospectus supplement. We will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of ordinary shares by any selling shareholders.

DESCRIPTION OF SHARE CAPITAL
NCLH was incorporated on February 21, 2011 as a Bermuda exempted company organized under the Companies Act 1981 of Bermuda (the “Companies Act”). We are registered with the Registrar of Companies in Bermuda under registration number 45125. Our registered office is located at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda. The rights of our shareholders, are governed by Bermuda law, our memorandum of association and our amended and restated bye-laws, which we refer to as our “bye-laws.” The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. The bye-laws are subject to the terms of, and incorporate the provisions of, the amended and restated shareholders’ agreement, dated as of January 24, 2013, among NCLH, Star NCLC Holdings Ltd., Genting HK, the Apollo Funds and the TPG Viking Funds (such agreement, the “Shareholders’ Agreement”). For information regarding the governance arrangements for the Company among our Sponsors please see the description of our Shareholders’ Agreement in our filings with the SEC.
The following descriptions are qualified in their entirety by reference to our memorandum of association and bye-laws and to the Shareholders’ Agreement. For more information on how you can obtain our memorandum of association, our bye-laws and the Shareholders’ Agreement see “Where You Can Find More Information.” We urge you to read our memorandum of association, bye-laws and Shareholders’ Agreement in their entirety. The following summary is a description of the material terms of our share capital. The following summary also highlights material differences between Bermuda and Delaware corporate laws.
Share Capital
Our authorized share capital is $500,000 divided into 490,000,000 ordinary shares of par value $.001 per share and 10,000,000 preference shares of par value $.001 per share.
Pursuant to our bye-laws, subject to the requirements of NASDAQ and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued ordinary shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.
Ordinary Shares
As of February 27, 2014, there were 205,167,499 ordinary shares issued and outstanding. No preference shares have been issued or outstanding as of February 27, 2014. All of our issued and outstanding ordinary shares are fully paid.
In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and subject to any preferential rights to payments owing to preference shareholders.
If we issue any preference shares, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of our preference shares. See “— Preference shares” below.
Voting
Holders of ordinary shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then-outstanding shares of the Company (or, where required, of a separate class or classes of shareholders), provided that in no event shall any such rescission, alteration, amendment or new bye-law affect the rights and obligations of Genting HK, any of the Apollo Funds or the TPG Viking Funds without the prior written consent of Genting HK, the Apollo Funds or the TPG Viking Funds, as the case may be.
Our bye-laws provide that no alteration to our memorandum of association shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then-outstanding shares of the Company (or, where required, of a separate class or classes of shareholders), provided that in no event shall any such alteration affect the rights and obligations of Genting HK, any of the Apollo Funds or the TPG Viking Funds without the prior written consent of Genting HK, the Apollo Funds or the TPG Viking Funds, as the case may be. Holders of ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors.
Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as our Board of Directors may determine.
The Companies Act also provides that shareholders may take action by written resolution. Subject to the following, anything (except for the removal of an auditor before the expiration of the term of his office or director before the expiration of the term of his office) which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent not less than the minimum number of votes as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote were present and voting.
Dividends
Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferential dividend right of the holders of any preference shares. We intend to retain all currently available funds and as much as necessary of future earnings in order to fund the continued development and growth of our business. Our debt agreements also impose restrictions on our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant.
We are a holding company and have no direct operations. As a result, we will depend upon distributions from our subsidiaries to pay any dividends.
Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities.
Transfer Restrictions
Under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”) and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source international shipping income if, among other requirements, one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are “primarily and regularly traded on one or more established securities markets” in a qualified foreign country or in the United States (and certain exceptions do not apply), to which we refer as the “Publicly Traded Test.”

The regulations under Section 883 of the Code provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned on more than half the days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the “Five Percent Override Rule.” The “Five Percent Override Rule” will not apply if NCLH can substantiate that the number of NCLH’s ordinary shares owned for more than half of the number of days in the taxable year (1) directly or indirectly applying attribution rules, by its qualified shareholders, and (2) by its non-5% shareholders, is greater than 50% of its outstanding ordinary shares.
As of the date of this prospectus, NCLH’s direct non-5% shareholders own more than 50% of its ordinary shares. Based on the foregoing, as of the date of this prospectus, we believe that NCLH’s ordinary shares will be considered to be “regularly traded on an established securities market.”
Because we are relying on the substantial ownership by non-5% shareholders in order to satisfy the regularly traded test, there is the potential that if another shareholder becomes a 5% shareholder our qualification under the Publicly Traded Test could be jeopardized. If we were to fail to satisfy the Publicly Traded Test, we likely would become subject to U.S. income tax on income associated with our cruise operations in the United States. Therefore, as a precautionary matter, we have provided protections in our bye-laws to reduce the risk of the Five Percent Override Rule applying. In this regard, our bye-laws provide that no one person or group of related persons, other than the Apollo Funds, the TPG Viking Funds and Genting HK, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our ordinary shares, whether measured by vote, value or number, unless such ownership is approved by our Board of Directors. In addition, any person or group of related persons that own 3% or more (or a lower percentage if required by the U.S. Treasury Regulations under the Code) of our ordinary shares will be required to meet certain notice requirements as provided for in our bye-laws. Our bye-laws generally restrict the transfer of any of our ordinary shares if such transfer would cause us to be subject to tax on our U.S. shipping income. In general, detailed attribution rules, that treat a shareholder as owning shares that are owned by another person, are applied in determining whether a person is a 5% shareholder.
For purposes of the 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to the Apollo Funds, the TPG Viking Funds or Genting HK. These shareholders will be permitted to transfer their shares without complying with the limit subject to certain restrictions.
Our bye-laws provide that our Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance. Our Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason. If a purported transfer or other event results in the ownership of ordinary shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such ordinary shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of ordinary shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.
Excess shares will not be treasury shares but rather will continue to be issued and outstanding ordinary shares. While outstanding, excess shares will be transferred to a trust. The trustee of such trust has been appointed by us and is independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations that is a qualified shareholder selected by the trustee. The trustee is entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be immediately due and payable to the trustee for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:
•
the amount per share of any distribution made upon such liquidation, dissolution or winding up, and

•
in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of our Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:
•
the price per share received by the trustee, and

•
the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.
We have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:
•
the date the transfer or other event resulting in excess shares has occurred, and

•
the date our Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:
•
the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•
the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our bye-laws could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their ordinary shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. Our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions. While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Apollo Funds, the TPG Viking Funds or Genting HK will be able to acquire control of the Company.

Listing
Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “NCLH.”
Preference Shares
Pursuant to our bye-laws, our Board of Directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval but subject to the Shareholders’ Agreement. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company. We currently have authorized 10,000,000 preference shares of par value $.001 per share. We have no present plans to issue any preference shares.
Composition of Board of Directors; Election; Quorum
In accordance with our bye-laws, the number of directors comprising our Board of Directors will be as determined from time to time by resolution of our Board of Directors, provided, that there shall be at least seven but no more than eleven directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our Board of Directors, our bye-laws will provide that a majority of the directors then in office will constitute a quorum for all purposes.
Our Board of Directors currently consists of eleven directors, three of which are independent directors. As of the date of this prospectus, we avail ourselves of the “controlled company” exception under the NASDAQ rules, which eliminates the requirement that we have a majority of independent directors on our Board of Directors and that we have compensation and nominating and governance committees composed entirely of independent directors. We are required to have an audit committee comprised entirely of independent directors, which we currently do.
If at any time we cease to be a “controlled company” under the NASDAQ rules, our Board of Directors will take all action necessary to comply with such NASDAQ rules, including appointing a majority of independent directors to our Board of Directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period, and in each case, subject to the terms of the Shareholders’ Agreement.
Our Board of Directors is divided into three classes, each of whose members will serve for staggered three-year terms. Tan Sri Lim Kok Thay, Marc J. Rowan and John Chidsey are Class I directors, whose terms expire at the first annual general meeting of shareholders that is held following the initial public offering of NCLH’s ordinary shares (the “IPO”); Walter L. Revell, Adam M. Aron, Kevin Crowe and F. Robert Salerno are Class II directors, whose terms expire at the second annual general meeting of shareholders that is held following the IPO; and Steve Martinez, Karl Peterson, David Chua Ming Huat and Robert Seminara are Class III directors, whose terms expire at the third annual general meeting of shareholders that is held following the IPO.
The composition of our Board of Directors and committees of our Board of Directors are subject to requirements in the Shareholders’ Agreement.
Registration Rights
Pursuant to the Shareholders’ Agreement, Genting HK, the Apollo Funds and the TPG Viking Funds have certain registration rights with respect to the ordinary shares that they hold.
Transfer Agent and Registrar
The register of members is maintained at the registered office of the Company in Bermuda in accordance with Bermuda law, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.

Certain Corporate Anti-Takeover Protections
Certain provisions in our bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the ordinary shares held by shareholders.
Preference Shares
Our Board of Directors has the authority to issue series of preference shares with such voting rights and other powers as our Board of Directors may determine, as described above.
Classified Board
Our Board of Directors is classified into three classes. Each Director will serve a three-year term and will stand for re-election once every three years.
Removal of Directors, Vacancies
Our shareholders will be able to remove directors with or without cause at an annual or special general meeting by the affirmative vote of a majority of votes cast (and in the event of an equality of votes the resolution shall fail), except with respect to the removal of a director designated by Genting HK or the Apollo Funds pursuant to the terms of the Shareholders’ Agreement, in which case Genting HK or the Apollo Funds, as applicable, may elect to remove any such director, with or without cause, in accordance with the Shareholders’ Agreement. Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors, except with respect to vacancies caused by the removal of a director designated by Genting HK or the Apollo Funds pursuant to the terms of the Shareholders’ Agreement, in which case Genting HK or the Apollo Funds, as applicable, may elect to fill such vacancy in accordance with the Shareholders’ Agreement and with respect to any vacancies filled by shareholders at a special general meeting at which a director is removed.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.
Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual general meeting. Our bye-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual general meeting of shareholders or make nominations for directors at an annual general meeting of shareholders. However, Genting HK and the Apollo Funds may, notwithstanding such requirements, nominate their designee for election or reelection in accordance with the terms of the Shareholders’ Agreement.
Further, notwithstanding such requirements, Genting HK, the Apollo Funds and the TPG Viking Funds may make nominations for directors or bring matters before an annual or special meeting of shareholders upon notice to us at least 15 days prior to the date we propose to distribute a proxy statement to shareholders, provided that we have given Genting HK, the Apollo Funds and the TPG Viking Funds at least 30 days prior notice of such proposed date.
Corporate Opportunity
Our bye-laws provide that no officer or director of the Company who is also an officer, director, employee, managing director or other affiliate of the Apollo Funds, Genting HK or the TPG Viking Funds will be liable to us or our shareholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to the Apollo Funds, Genting HK or the TPG Viking Funds or

any of their respective affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to the Apollo Funds, Genting HK or the TPG Viking Funds or any of their respective affiliates.
Bermuda Law
We are an exempted company organized under the laws of Bermuda. The rights of our shareholders, including those persons who will become shareholders in connection with this offering, are governed by Bermuda law, our memorandum of association and our bye-laws. The laws of Bermuda differ in some material respects from laws generally applicable to U.S. corporations and their shareholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of at least two-thirds of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to ordinary shares will not be deemed to vary the rights attached to ordinary shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Rights in Liquidation
Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and amounts due to creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of the Company’s bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of ordinary shares.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year unless the shareholders specifically resolve to dispense with the holding of annual general meetings. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws require that unless otherwise provided, shareholders be given not less than ten nor more than sixty days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.
Our bye-laws provide that the presence in person or by proxy of two or more shareholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum at any general meeting of shareholders.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s certificate of incorporation, its memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We maintain a register of members at the registered office of the Company in Hamilton, Bermuda and a branch register in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Board Actions
The bye-laws of the Company provide that its business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of a director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.
The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Our bye-laws provide that to the fullest extent permitted by the Companies Act, a director shall not be liable to the Company or its shareholders for breach of fiduciary duty as a director and also limit fiduciary duties of certain of our directors for corporate opportunities as described in “— Corporate Opportunity.” Our bye-laws also provide for indemnification of directors as described in “— Indemnification of Directors and Officers.”
There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.
The remuneration of our directors is determined by our Board of Directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.
Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. A director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.
Transfer of Shares
Our Board of Directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share if it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, and the 4.9% limit and related transfer restrictions described in “— Ordinary Shares — Transfer Restrictions,” a holder of ordinary shares may transfer the title to all or any of his ordinary shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other ordinary form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor. In this case, where the ordinary shares are listed, transfer of shares will be effected through the duly appointed transfer agent and the registrar of the Company.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
We have adopted provisions in our bye-laws that, subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the Companies Act in the event each person who is involved in legal proceedings by reason of the fact that person is or was a director, officer or resident representative of the Company, or is or was serving at the request of the Company as a director, officer, resident representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred and suffered by the person in connection therewith. We are also required under our bye-laws to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided if the Companies Act requires, the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the bye-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.
In addition, we have entered into separate contractual indemnification arrangements with our directors. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above. Section 98A of the Companies Act and our bye-laws permit us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.
Amendment of Memorandum of Association and Bye-Laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Bermuda law requires that the bye-laws may be rescinded, altered or amended only if approved by a resolution of our shareholders and directors. Our bye-laws provide for amendment of our memorandum of association and bye-laws as described above in “Ordinary Shares — Voting.”
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Appraisal Rights
A Bermuda exempted company may amalgamate or merge with another Bermuda exempted company or a company incorporated outside Bermuda in accordance with the provisions of the Companies Act.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. Under Bermuda law, the amalgamation or merger of the Company with another company or corporation (other than certain affiliated companies) requires an amalgamation agreement or merger agreement to first be approved and then recommended by our Board of Directors and by resolution of our shareholders.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.
Discontinuance
Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws provide that our Board of Directors may exercise all our power to discontinue to another jurisdiction without the need of any shareholder approval.
Takeovers/Compulsory Acquisition of Shares Held by Minority Holders
An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:
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If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require, by notice, any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise;

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By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the Company and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme of arrangement;
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Where one or more parties holds not less than 95% of the shares or a class of shares of a company such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Material Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees.
Delaware Law
The terms of share capital of corporations incorporated in the United States, including Delaware, differ from corporations incorporated in Bermuda. The following discussion highlights material differences of the rights of a shareholder of a Delaware corporation compared with the rights of our shareholders under Bermuda law, as outlined above.
Under Delaware law, a corporation may indemnify its director or officer (other than in action by or in the right of the companies) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer (i) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding shares of all classes having a preference upon the distribution of assets.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.
Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law, and the court generally has discretion in such actions to permit the winning party to recover attorneys’ fees.
Hong Kong Law
Under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HK Listing Rules”), future disposal of our ordinary shares held by Star NCLC Holdings Ltd., if any, may constitute a “very substantial disposal” by Genting HK, which requires Genting HK shareholders’ approval in a general meeting. To allow future sale of our ordinary shares that may constitute a “very substantial disposal” by Genting HK under the HK Listing Rules, Genting HK plans to seek a specific mandate (the “Disposal Mandate”) from its shareholders authorizing the board of directors of Genting HK to effect disposal(s), from time to time for a period of 12 months from the date when the Disposal Mandate is approved, of up to all of our ordinary shares held by Star NCLC Holdings Ltd. Genting HK will issue related announcements, circulars, notice of general meetings and proxy forms to its shareholders for this purpose. Subject to certain adjustments, any disposal(s) pursuant to the Disposal Mandate shall not be made at less than $19.00 per share and if our ordinary shares are sold through a public offering, the selling price shall not be more than a 20% discount to the average closing price of our ordinary shares in the five trading days immediately prior to the date of the relevant underwriting agreement. There is no assurance that Star NCLC Holdings Ltd. will proceed with any disposals of our ordinary shares after obtaining the Disposal Mandate.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the ordinary shares of NCLH. The following discussion, in so far as it expresses conclusions as to the application of United States federal income tax consequences of the ownership and disposition of ordinary shares of NCLH, is the opinion of O’Melveny & Myers LLP. This discussion does not purport to address the tax consequences of owning our ordinary shares to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, U.S. expatriates, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities and investors therein, persons who own, actually or under applicable constructive ownership rules, 10% or more of our ordinary shares, dealers in securities or currencies and U.S. Holders whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase ordinary shares in connection with this offering and hold the ordinary shares as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership and disposition of our ordinary shares (including consequences arising under U.S. federal estate and gift tax laws and the recently enacted Medicare contribution tax on certain investment income).
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if either (1) a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. holder is referred to below as a “Non-U.S. Holder.”
If a partnership holds ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership considering an investment in our ordinary shares, you are encouraged to consult your tax advisor.
U.S. Federal Income Taxation of U.S. Holders
Subject to the discussion of the “PFIC” rules below:
Distributions
Any distributions made by us with respect to our ordinary shares to a U.S. Holder will generally constitute dividends taxable as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares (determined on a share-by-share basis), and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. So long as our stock is considered readily tradable on an established securities market in the United States, dividends received by certain non-corporate U.S. Holders should, subject to applicable limitations, qualify as “qualified dividend income” eligible for preferential rates.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on your circumstances, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

However, if  (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the U.S. With respect to any dividend paid for any taxable year, the U.S. source ratio of our dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of our earnings and profits for such taxable year.
Sale, Exchange or Other Disposition of Ordinary Shares
A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s adjusted tax basis in such stock. Capital gain of a noncorporate U.S. Holder is generally taxed at a lower rate than ordinary income where the holder has a holding period greater than one year. Any such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
PFIC Status
The foregoing discussion assumes that we are not and will not become a “passive foreign investment company,” or “PFIC” for U.S. Federal income tax purposes.
A non-U.S. corporation generally will be a PFIC in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. In determining whether we meet the 50% test, cash is considered a passive asset and the total value of our assets generally will be treated as equal to the sum of the aggregate fair market value of our outstanding stock plus our liabilities. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
Based on our current and currently anticipated method of operation, we believe that we should not be a PFIC for the 2014 taxable year or for the foreseeable future. However, because PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets, there can be no certainty in this regard.
If we were found to be a PFIC for any taxable year in which a U.S. Holder held ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including a recharacterization of any capital gain recognized on a sale or other disposition of ordinary shares as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. Holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements.
A U.S. Holder owning shares in a PFIC (or a corporation that might become a PFIC) might be able to avoid or mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” or “mark-to-market” elections, if deemed appropriate based on guidance provided by its own tax advisor. We will use reasonable efforts to provide any information reasonably requested by a U.S. Holder in order to make such elections.
U.S. Federal Income Taxation of Non-U.S. Holders
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our ordinary shares unless the income is effectively connected income (and, if an applicable income tax treaty so provides, the dividends are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.).

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless either:
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the gain is effectively connected income (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.); or

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the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (net of certain U.S. source losses) generally will be taxed at a 30% rate (unless an applicable income tax treaty provides otherwise).

Effectively connected income will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders, under an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to effectively connected income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Backup Withholding and Information Reporting
In general, payments of distributions on our ordinary shares to a noncorporate U.S. Holder, and proceeds of a disposition of our ordinary shares by a noncorporate U.S. Holder, will be subject to U.S. federal income tax information reporting requirements. Such amounts may also be subject to U.S. federal backup withholding if you are a noncorporate U.S. Holder and you:
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fail to provide us with an accurate taxpayer identification number;

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are notified by the IRS that you have become subject to backup withholding because you previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

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fail to comply with applicable certification requirements.

A Non-U.S. Holder that receives distributions on our ordinary shares, or sells our ordinary shares through the U.S. office of a broker, or a non-U.S. office of a broker with specified connections to the United States, may be subject to backup withholding and related information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption.
Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.
Tax Return Disclosure Requirement
Certain U.S. Holders (and to the extent provided in IRS guidance, certain Non-U.S. Holders) who hold interests in “specified foreign financial assets” (as defined in Section 6038D of the Code) are generally required to file an IRS Form 8938 as part of their U.S. federal income tax returns with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable IRS guidance). “Specified foreign financial assets” generally include, among other assets, financial accounts maintained by foreign financial institutions, and our common shares, unless the shares are held through an account maintained with a financial institution. Substantial penalties may apply to any failure to timely file IRS Form 8938. Additionally, in the event an applicable U.S. Holder (and to the extent provided in IRS guidance, a Non-U.S. Holder) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. You should consult your own tax advisors regarding your reporting obligations under these disclosure requirements.

SELLING SHAREHOLDERS
Information about selling shareholders, including their identities, the ordinary shares to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We or any selling shareholders, if applicable, may offer and sell the ordinary shares covered by this prospectus from time to time in one or more transactions, including without limitation:
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directly to one or more purchasers;

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through agents;

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to or through underwriters, brokers or dealers; or

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through a combination of any of these methods.

In addition, the manner in which we or any selling shareholders may sell some or all of the ordinary shares covered by this prospectus includes any method permitted by law, including, without limitation, through:
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a block trade in which a broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell all or a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We or any selling shareholders may also enter into hedging transactions. For example, we or such selling shareholders may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the ordinary shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use ordinary shares received from us or such selling shareholders to close out its short positions;

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sell securities short and redeliver such shares to close out the short positions;

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enter into option or other types of transactions that require the delivery of ordinary shares to the underwriters, a broker-dealer or an affiliate thereof, who will then resell or transfer the ordinary shares under this prospectus; or

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loan or pledge the ordinary shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The ordinary shares covered by this prospectus may be sold:
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on any national securities exchange on which the ordinary shares may be listed at the time of sale;

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in the over-the-counter market; or

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in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, we or any selling shareholders, if applicable, may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or such selling shareholders or others to settle such sales and may use securities received from us or any selling shareholders to close out any related short positions. We or any selling shareholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of ordinary shares will state the terms of the offering of the ordinary shares, including:
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the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the net proceeds to be received by us or any selling shareholders from the sale;

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any delayed delivery arrangements;

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any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers;

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any securities exchange or markets on which the securities may be listed;

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information about any selling shareholders, if applicable; and

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other material terms of the offering.

The offer and sale of the ordinary shares described in this prospectus by us or any selling shareholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to the prevailing market prices; or

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at negotiated prices.

In addition to selling its ordinary shares under this prospectus, a selling shareholder may:
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transfer its ordinary shares in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

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sell its ordinary shares under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

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sell its ordinary shares by any other legally available means.

General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling shareholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the ordinary shares may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or any selling shareholders and any profits they receive on the resale of the ordinary shares may be treated as underwriting discounts and commissions under the Securities Act. We or any selling shareholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
We and any selling shareholder and other persons participating in the sale or distribution of the ordinary shares will be subject to the Securities Act, and the rules and regulations thereunder, as well as Regulation M under the Exchange Act. This regulation may limit the timing of purchases and sales of any of the ordinary shares by us, any selling shareholder or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of us or any selling shareholder and any affiliates of us or any selling shareholder. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We and any selling shareholders are not restricted as to the price or prices at which we or they may sell the ordinary shares. Sales of such ordinary shares may have an adverse effect on the market price of the ordinary shares. Moreover, it is possible that a significant number of ordinary shares could be sold at the same time, which may have an adverse effect on the market price of the ordinary shares.
We cannot assure you that we or any selling shareholders will sell all or any portion of the ordinary shares offered hereby.
Underwriters and Agents
If underwriters are used in a sale, they will acquire the ordinary shares for their own account. The underwriters may resell the ordinary shares in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. We or any selling shareholders may offer the ordinary shares to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of ordinary shares, the obligations of the underwriters to purchase the offered ordinary shares will be subject to certain conditions contained in an underwriting agreement that we and any selling shareholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the ordinary shares of the series offered if any of the ordinary shares are purchased, unless otherwise specified in connection with any particular offering of ordinary shares. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We or any selling shareholders may designate agents to sell the ordinary shares. Unless otherwise specified in connection with any particular offering of ordinary shares, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or any selling shareholders may also sell the ordinary shares to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling shareholders. These firms will remarket the ordinary shares upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the ordinary shares. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us or any selling shareholders and its compensation.
In connection with offerings made through underwriters or agents, we or any selling shareholders may enter into agreements with such underwriters or agents pursuant to which we or any selling shareholders receive outstanding ordinary shares in consideration for the ordinary shares being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell ordinary shares covered by this prospectus to hedge their positions in these outstanding ordinary shares, including in short sale transactions. If so, the underwriters or agents may use the ordinary shares received from us or any selling shareholders under these arrangements to close out any related open borrowings of ordinary shares.
Dealers
We or any selling shareholders may sell the ordinary shares to dealers as principals. We or any selling shareholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such ordinary shares to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or any selling shareholders at the time of resale. Dealers engaged by us or any selling shareholders may allow other dealers to participate in resales.
Direct Sales
We or any selling shareholders may choose to sell the ordinary shares directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers
We or any selling shareholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase ordinary shares on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We and any selling shareholders will enter into such delayed contracts only with institutional purchasers that we or any selling shareholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We and any selling shareholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us and/or any selling shareholders in the ordinary course of business. This includes commercial banking and investment banking transactions.
We have or will agree to indemnify, in certain circumstances, selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse them for certain expenses. Any selling shareholders may agree to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, or to contribute to payments we may be required to make in respect thereof and to reimburse us for certain expenses.
Market-Making, Stabilization and Other Transactions
In connection with any offering of ordinary shares, the underwriters may, to the extent permitted by applicable rules and regulations, purchase and sell ordinary shares in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of ordinary shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of ordinary shares made in an amount up to the number of ordinary shares represented by the underwriters’ over-allotment option in the offering, if any. In determining the source of ordinary shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of ordinary shares, which are any sales in excess of their over-allotment option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ordinary shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions
We will pay the expenses, other than underwriting discounts and commissions, associated with the registration and sale of any ordinary shares to be sold by any selling shareholders. Any selling shareholders will pay any underwriting discounts or selling commissions.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Cox Hallett Wilkinson Limited will pass upon the validity of any ordinary shares sold under this prospectus. O’Melveny & Myers LLP will pass upon certain matters relating to U.S. federal income tax considerations. Any underwriters, dealer or agents will also be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

20,000,000 Ordinary Shares

NORWEGIAN CRUISE LINE HOLDINGS LTD.
Prospectus Supplement
Goldman, Sachs & Co.
           , 2015